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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                AMENDMENT NO. 4

                           APOGEE ENTERPRISES, INC.
                           ------------------------
            (Exact Name of Registrant as Specified in Its Charter)


               Minnesota                                 41-0919654
               ---------                                 ----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


     7900 Xerxes Avenue South - Suite 1800, Minneapolis, Minnesota 55431
     --------------------------------------------------------------------
         (Address of Principal Executive Offices, Including Zip Code)

      Registrant's telephone number, including area code: (952) 835-1874
                                                          --------------

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this Form relates:____________________ (if applicable).

     Securities to be registered pursuant to Section 12(b) of the Act:

                                Not Applicable
                                --------------

     Securities to be registered pursuant to Section 12(g) of the Act:

            Rights to Purchase Junior Participating Preferred Stock
            -------------------------------------------------------
                               (Title of Class)

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Item 1.   Description of Registrant's Securities to Be Registered.

          Item 1 of the Form 8-A dated October 30, 1990, amended as of June 28, 1995, February 22, 1999, and December 7, 1999 (the "Form 8-A"), filed by Apogee Enterprises, Inc. (the "Company") is hereby amended by adding the following:

          Effective as of July 2, 2001, the Company removed American Stock Transfer & Trust Company (f/k/a American Stock Transfer Company) as Rights Agent under the Rights Agreement, appointed The Bank of New York as successor Rights Agent under the Rights Agreement, and entered into Amendment No. 4 to the Rights Agreement (the "Amendment") with The Bank of New York. The Amendment was executed on July 17, 2001. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.

          The Amendment removes all references to American Stock Transfer & Trust Company as Rights Agent and replaces such references with "The Bank of New York." Additionally, the Amendment, among other things, (a) provides that the Company's reimbursement and indemnification obligations under the Rights Agreement shall survive the termination of the Rights Agreement, (b) eliminated the requirement that the Company provide written notice to individual holders of Rights Certificates of any future change in Rights Agent, (c) extended to the Rights Agent the authority under certain circumstances to request a court to appoint a new Rights Agent in the event the Company fails to do so, and (d) changed the governing law of the Rights Agreement from Minnesota to New York.

          A copy of the Amendment has been attached as an exhibit hereto and is incorporated herein by reference. The foregoing description of the amendments to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.   Exhibits.

          Item 2 is hereby amended by adding the following exhibit attached hereto:

          5. Amendment No. 4, effective as of July 2, 2001, to Rights Agreement, dated as of October 19, 1990, and amended as of June 28, 1995, February 22, 1999, and December 7, 1999, between the Company and The Bank of New York.

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                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         APOGEE ENTERPRISES, INC.



                                         By: /s/ Michael B. Clauer
                                             --------------------------------
                                             Michael B. Clauer
                                             Chief Financial Officer

Dated: July 26, 2001

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                                 EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

     5 Amendment No. 4, effective as of July 2, 2001, to Rights Agreement, dated as of October 19, 1990, and amended as of June 28, 1995, February 22, 1999, and December 7, 1999, between the Company and The Bank of New York.

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